Exhibit 4.41

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (“this Agreement”) is entered into by and among the parties below (“the Parties”) in Beijing on November 4, 2011.

Party A: Beijing Perfect World Software Co., Ltd.

Address: 306#, No. 86 Beiyuan Road, Chaoyang District, Beijing

Party B: Tianjin Trendsters Investment Co., Ltd.

Address: Room 211-2, IT Park, No. 1 Gonghua Road, Huayuan Industrial District, Tianjing

Party C: Qing Li

ID No.: 13282119740504051X

Party D: Qi Zhu

ID No.: 110101197208063019

WHEREAS:

(1) Party C and Party D are the stockholders of Party B;

(2) Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China and provides technology support, technology consultancy and other related services for Party B. Currently, Party A has become Party B’s important partner;

(3) Party A and Party B have entered into the “Development Cooperation Agreement”, “Exclusive Technology Support and Service Agreement” , “Business Operation Agreement” and “Call Option Agreement” with respect to technology development, exclusive technology support and service, business operation and call option respectively (hereinafter referred to as “Four Agreements”). In order to ensure that Party B performs the obligations under the above Four Agreements, Party C and Party D are willing to pledge all their respective equities in Party B. Party A agrees to accept the equity pledge from Party C and Party D.

Pursuant to the related laws and regulations of the People’s Republic of China, the Parties, abiding by the principles of sincere cooperation, equality, mutual benefit and joint development and through friendly negotiations, hereby agree as follows:

Article 1 Both Party C and Party D are natural persons and each of Party C and Party D holds 50% equity interests in Party B respectively. In order to ensure that Party B performs the obligations under the above Four Agreements, Party C and Party D hereby provide the security by pledge to Party A by pledging all their respective equities in Party B (hereinafter referred to as “Pledged Equity”) and Party A agrees to accept the Equity Pledge provided by Party C and Party D. Right of pledge means the priority in having Party A’s claim satisfied by the monies from conversion of or the proceeds from auction or sale of the equity pledged by Party C and Party D to Party A, to which Party A is entitled under this Agreement.

Article 2 Security by equity pledge covers: the monetary payment obligations, interest, liquidated damages, indemnity and expenses arising from realization of claims payable by Party B to Party A covered by the Four Agreements, the losses caused to Party A by Party B’s breaches and all other expenses payable by Party B as well as the liabilities undertaken by Party B or Party C or Party D (as the case may be) to Party A when all or part of the Four Agreements are rendered invalid by reason of Party B or Party C or Party D. The maximum value for the secured debt shall be RMB 1.0 million.

Article 3 Unless otherwise consented to by Party A in writing after this Agreement is signed, the pledge under this Agreement may be discharged only when Party B, Party C and Party D have duly performed all their respective obligations and responsibilities under the Four Agreements and subject to Party A’s written approval. Upon expiry of the Four Agreements, where Party B, Party C or Party D fails to perform all or part of its obligations or responsibilities under these agreements, Party A shall be still entitled to the right of pledge under this Agreement until the relevant obligations and responsibilities hereof are fully performed.

Article 4 Pledge Registration

1. Within 7 days following the signing of this Agreement, Party C and Party D shall be obliged to record the Pledged Equity under this Agreement in Party B’s register of shareholders and handle relevant registration and recording procedures in accordance with law.

2. Where recorded matters relating to pledge changes and records need to be changed in accordance with law, Party C and Party D shall make change records within 15 days of the date the recorded matters change.

Article 5 During equity pledge, Party C and Party D shall instruct Party B not to distribute any dividend or bonus or implement any profit distribution scheme. Where Party C and Party D are entitled to any monetary interests of any kind other than dividends, bonuses or profit distributions from the Pledged Equity, Party C and Party D shall, based on Party A’s requirements, instruct Party B to directly remit relevant payments to the bank account designated by Party A so as to ensure the performance of the Four Agreements, and shall not use them without Party A’s prior written consent.

Article 6 During equity pledge, where Party C and/or Party D transfers the Pledged Equity in whole or in part with Party A’s prior written consent, Party C and/or Party D shall, based on Party A’s requirements, directly remit all the proceeds from such equity transfer to the bank account designated by Party A and shall not use them without Party A’s prior written consent.

Article 7 During equity pledge, in the event that Party C and Party D acquire new equity from the share placement scheme implemented by Party B among its shareholders, such new equity shall automatically become a portion of the Pledged Equity under this Agreement. Party C and Party D shall, within 10 workdays upon the acquisition, fulfill the pledging procedures of such new equity. If Party C and/or Party D fails to fulfill relevant procedures as set forth above, Party A shall be entitled to forthwith realize right of pledge according to Article 10 below.

Article 8 Representations and Warranties

Party C and Party D represent and warrant to Party A that:

1. Party C and Party D are natural persons with full capacity for civil conduct and have the full right and authority to sign this Agreement and perform the obligations under this Agreement.

2. The performance by Party C and Party D of this Agreement does not violate any law, regulations or other regulatory document applicable to Party C and Party D or the Pledged Equity nor the relevant requirements of any legal instrument binding upon them.

3. Party C and Party D are all the lawful owners of the Pledged Equity under this Agreement and except for the security by pledge under this Agreement, the Pledged Equity is free and clear of any other security of whatsoever form or nature.

4. Currently, there are no lawsuits, arbitrations or other proceedings that are occurring, will occur, have occurred or are likely to occur and have an adverse impact upon the financial position or contractual performance ability of Party C and/or Party D, the value of the Pledged Equity or realization thereof.

5. Party C and Party D will comply with the relevant stipulations of Chinese laws, regulations or other regulatory documents as well as the obligations as set forth under the legal instruments binding upon them so as to ensure that this Agreement has the legal effect.

6. All documents, materials, statements and vouchers provided by Party C and Party D to Party A are accurate, true, complete and valid.

7. During equity pledge, Party C and/or Party D shall forthwith inform Party A of any event or received notice that is or should be known to them and has influenced or is likely to influence their performance ability or the Pledged Equity, or that may influence their warranties or obligations under this Agreement and provide relevant documents and materials.

8. At any time when Party A exercises its rights under this Agreement, it shall be free of any intervention from the other parties to this Agreement. When Party A or its successor or assignee exercises Party A’s rights according to the provisions of this Agreement, their exercise shall not be interrupted or hindered by any successor or assignee of Party C and/or Party D.

9. Party C and Party D will comply with all applicable laws and regulations, render to Party A the notice, order or advice issued or formulated by relevant competent authority with respect to right of pledge within 5 workdays upon receipt of them and act according to Party A’s reasonable instructions.

10. Party C and Party D will timely inform Party A of any event or received notice that may influence the equity of Party C and/or Party D or any portion thereof, or that may change any obligation of Party C and/or Party D under this Agreement, or that may affect the performance by Party C and/or Party D of any obligation under this Agreement and act according to Party A’s instructions.

11. If Party B intends to engage in any business cooperation with any other enterprises, it shall obtain the prior consent of Party A and under the equal conditions, Party A or any of its affiliates shall have the priority in such business cooperation.

12. Without the prior written consent of Party A or other parties as designated by Party A, Party B will not be engaged in any transaction as may substantially influence its assets, business, personnel, obligations, rights or operations as confirmed by Party A, including, but not limited to, the following:

(1) engage in any activity beyond its normal business scope;

(2) get a single borrowing of over RMB 500,000 from any third party or assume any single debt of over RMB 500,000;

(3) change or dismiss its directors or remove and replace any of its top management;

(4) sell or acquire assets or rights to or from any third party, including, but not limited to, any intellectual property rights;

(5) provide a security for any third party through its assets or intellectual property rights or any other form of security or set any encumbrance on its assets;

(6) amend its articles of association or change its business scope;

(7) change its normal business procedures or amend any of its important internal rules and regulations;

(8) transfer to any third party the rights and obligations of Party A and Party B prescribed in the Business Operation Agreement signed on November 4, 2011.

13. Party C and Party D will accept and comply with the advices raised by Party A from time to time regarding Party B’s employee employment and dismissal, daily operations and management as well as financial management system.

14. Party C and Party D will elect the nominees designated by Party A as Party B’s directors in accordance with the procedures specified by laws, regulations and Party B’s articles of association, further ensure that such directors shall elect Party B’s board chairman in accordance with the candidates nominated by Party A and appoint the personnel nominated by Party A as Party B’s general manager, chief financial officer and other senior management posts.

15. Where any of the above directors or senior management personnel designated by Party A no longer serves Party A (whether he/she resigns or is dismissed by Party A), he/she will be bereft of the qualification of any post at Party B. In this case, Party C and Party D will elect another person designated by Party A to fill this vacancy. For this purpose, Party C and Party D will take any and all necessary internal and external procedures to fulfill the foregoing dismissal and employment in accordance with laws, Party B’s articles of association and the “Business Operation Agreement” signed on November 4, 2011.

16. To the extent permitted by Chinese policies as well as relevant laws and regulations, all dividends, bonuses or other earnings or interests (in whatsoever forms) obtained by Party C and Party D from Party B shall be forthwith paid or transferred to Party A without any additional conditions.

17. Party A has the exclusive option to purchase all or part of the equities of Party C and/or Party D in Party B at any time according to the provisions of the “Call Option Agreement” signed on November 4, 2011. This option may be exercised by Party A or the qualified entity designated by Party A. This option is granted to Party A once the “Call Option Agreement” is signed by each party and such granting shall not be revoked within the valid term of this agreement once it is made.

18. On the effective date of the “Call Option Agreement”, Party C and Party D lawfully own the equity of Party B and have the full and valid right of disposal over such equity (except the limitations under Chinese laws and regulations). Except for the pledge arrangement as mentioned in the “Equity Pledge Agreement” signed on November 4, 2011, Party B’s equity owned by Party C and Party D is free and clear of any other pledge, third-party interests or third-party recourse.

19. Within the valid term of the “Call Option Agreement”, except with Party A’s written consent, Party C and Party D shall not transfer their equities in Party B to any third party.

20. Within the valid term of the “Call Option Agreement”, Party B’s business activities comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by other relevant Chinese administrative authorities and have no violations of the above requirements, which have a materially adverse influence upon Party B’s businesses or assets.

21. Before Party A (or the qualified entity designated by it) exercises call option and obtains all Party B’s equity, Party B shall not:

(1) make supplements, modifications or amendments to its articles of association in any way or manner whatsoever, which will materially influence Party B’s assets, liabilities, operations, equity and other lawful rights (except pro-rata capital increases to meet legal requirements);

(2) engage in any transaction that will materially influence Party B’s assets, liabilities, operations, equity and other lawful rights (except those occurring in its ordinary or daily course of business or disclosed to Party A and consented to by Party A in writing);

(3) cause its shareholder meeting to adopt the resolutions on dividend or bonus distribution;

(4) sell, transfer, mortgage or otherwise dispose of the lawful or beneficial interests of any of its assets, businesses or income or allow them to be set with any other security interest (except those occurring in its ordinary or daily course of business or disclosed to Party A and consented to by Party A in writing);

(5) without Party A’s prior written consent, no inheritance, guarantee or permission of any debt occurs, except the debts which: (i) occur in the ordinary or daily course of business other than in the course of borrowings; and (ii) are disclosed to Party A and consented to by Party A in writing;

(6) without Party A’s prior written consent, sign any significant contract, however, except for the contracts signed in the normal course of business (for the purpose of this paragraph, a contract with a value exceeding RMB 100,000 is deemed as a significant contract);

(7) without Party A’s prior written consent, make a merger or consolidation with any person or acquire any person or invest in any person;

22. Before Party A (or the qualified entity designated by it) exercises call option and obtains all Party B’s equity, Party C and Party D shall jointly or independently:

(1) forthwith inform Party A of all lawsuits, arbitrations or administrative proceedings that have occurred or are likely to occur with respect to the equities owned by both of them;

(2) cause Party B’s shareholder meeting to approve the transfer of equity under the “Call Option Agreement” by voting; cause Party B to amend its articles of association so as to reflect the transfer of the shares or equities from Party C and Party D to Party A or Party A’s designee as well as the other changes as set out herein and immediately handle change registration procedures with Chinese competent authorities; cause Party B’s shareholder meeting to adopt the resolution on appointing the person designated by Party A or Party A’s designee as a new director and/or a new legal representative;

(3) In order to maintain their ownership over the equity, sign all documents, take all actions and bring all complaints or make defenses against all claims, which are necessary or appropriate;

(4) To the extent permitted by relevant laws and regulations, upon request by Party A from time to time, promptly transfer their respective equities to Party A or its representative at any time unconditionally and waive their preemptive right with respect to the transfer of equity specified under the “Call Option Agreement” by the other existing shareholder;

(5) strictly comply with the “Call Option Agreement” and the other agreements signed by Party B and Party A, fully perform the obligations under these agreements and be free of any action or inaction which is sufficient to affect the validity and enforceability of these agreements.

23. Within the valid term of the “Call Option Agreement”, unless otherwise specified in the “Call Option Agreement” or consented to by Party A in writing, Party C and Party D will jointly and severally cause Party B to:

(1) Based on good financial and commercial standards and practices, maintain its existence, prudently and effectively deal with its businesses and affairs and make its best efforts to ensure that it continuously has the permits, licenses and approvals necessary for its business operations and that these permits, licenses and approvals are not cancelled;

(2) without Party A’s prior written consent, not seek a settlement or waive or change its claims or other rights in any lawsuit;

(3) without Party A’s prior written consent, not provide loans or credits for any person;

(4) without Party A’s prior written consent, not make a merger or consolidation with any third party, acquire the assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party;

(5) If Party A exercises call option according to the provisions of the “Call Option Agreement”, make its best efforts to obtain all government approvals and other consents (if any) necessary for equity transfer as early as possible.

24. Within the valid term of this Agreement, Party A is the sole provider of the technology support and services under the “Exclusive Technology Support and Service Agreement” signed by Party A and Party B on November 4, 2011 rendered to Party B. Without Party A’s written consent, Party B shall not solicit any third party to provide for it the technology support and technology services identical or similar to those as provided by Party A under the “Exclusive Technology Support and Service Agreement”.

25. Any and all rights, titles, interests and intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of the “Exclusive Technology Support and Service Agreement”, whether development is carried out by Party A independently or on the basis of Party B’s intellectual property rights or by Party B on the basis of Party A’s intellectual property rights, shall belong solely and exclusively to Party A. Party B shall not claim any title, intellectual property right and any other right and interest against Party A. If development is carried out by Party A on the basis of Party B’s intellectual property rights, Party B shall ensure that its intellectual property rights are free of any defect. Otherwise, the losses, if any, caused to Party A shall be borne by Party B, and Party C and Party D shall undertake the joint and several responsibilities.

26. Party A will summarize service fee on a quarterly basis and inform Party B in accordance with the provisions of the “Exclusive Technology Support and Service Agreement”. Within ten workdays after receiving such notice, Party B shall pay the service fee to the bank account designated by Party B. Where Party B fails to pay the service fee and other expenses pursuant to the provisions of this agreement, Party B shall pay to Party A default interest on the overdue sum at an annual interest rate of 10%, and Party C and Party D shall undertake the joint and several responsibilities.

27. Where Party B violates Article 5 of the “Exclusive Technology Support and Service Agreement”, it shall compensate for the losses thus incurred to Party A. In this regard, Party C and Party D shall undertake the joint and several responsibilities.

28. Party B shall be fully responsible for any and all claims made by any person due to Party B’s failure to comply with Party A’s instructions or improper use of Party A’s intellectual property rights or inappropriate technology operations. In this regard, Party C and Party D shall undertake the joint and several responsibilities.

29. In the event that Party B violates the provisions of the “Exclusive Technology Support and Service Agreement”, Party B shall compensate for Party A’s losses according to Articles 2.2 and 7.2 herein. In this regard, Party C and Party D shall undertake the joint and several responsibilities.

30. Prohibitions:

1) Within the period of equity pledge, without Party A’s prior written consent, Party C and/or Party D shall not agree to or propose any amendment or supplement to Party B’s articles of association, and Party C and/or Party D shall not waive the interests of any kind relating to the Pledged Equity;

2) Within the period of equity pledge, Party C and/or Party D shall not take any action detrimental to Party A’s interests without Party A’s consent.

Article 9 Except as otherwise provided for herein, Party A shall be entitled to have right of pledge realized immediately if:

1. Party B or its successor or assignee fails to pay any service fee payable under the “Exclusive Technology Support and Service Agreement” on time and in full, and Party C and/or Party D fails to cure it within 14 workdays after receiving Party A’s written notice;

2. Any warranty or representation made by Party C and/or Party D in Article 8 hereof is substantially misleading or erroneous, or Party C and/or Party D violates any warranty or representation in Article 8;

3. Party C and/or Party D materially breaches any provision of this Agreement;

4. Party C and/or Party D becomes the subject of trusteeship, receivership, liquidation or other similar proceedings;

5. Party C and/or Party D gives up the Pledged Equity or any portion thereof or transfers the Pledged Equity or any portion thereof without Party A’s written consent (except the transfer permitted under this Agreement);

6. Any borrowing, guarantee, compensation, commitment or other liabilities of Party C and/or Party D has to be paid or performed in advance due to their breaches or are due, but cannot be paid or performed on time. Party A is of the opinion that the ability of Party C and/or Party D in performing the obligations under this Agreement is affected, thus affecting Party A’s interests;

7. Party C and/or Party D cannot repay general debts or other liabilities, thus affecting Party A’s interests;

8. Due to the promulgation of relevant laws, this Agreement becomes illegal or Party C and/or Party D is unable to continue performing the obligations under this Agreement;

9. Any consent, permit, approval or authorization of government department necessary to make this Agreement enforceable, legal or valid is withdrawn, discontinued, invalid or substantially modified, thus influencing Party A’s interests;

10. Any adverse change happens to the properties of Party C and/or Party D. Party A is of the opinion that the ability of the pledgor in performing the obligations under this Agreement is affected.

Article 10 If it is known or found that any breach as set forth in Article 9 or any event being likely to result in any such breach has occurred, Party C and/or Party D shall inform Party A in writing without undue delay.

Unless any breach as set forth in Article 9 has been solved, Party A shall be entitled to give a written notice about such breach to Party C and/or Party D at the time of its occurrence or at any time after its occurrence, requiring Party C and/or Party D to forthwith pay the arrears and other amount payable under all service agreements. Party A shall also be entitled to, without any delay, exercise its rights under equity disposal agreement, business operation agreement and asset transfer agreement or exercise the right of pledge according to the provisions of this Agreement.

Article 11 Should any breach as set forth in Article 9 occur, Party A shall have the priority in having its claim satisfied by the monies from conversion of or the proceeds from auction or sale of the Pledged Equity.

Article 12 If the Four Agreements change and this Agreement needs to be changed accordingly, Party B, Party C and Party D guarantee to make changes as requested by Party A and handle all relevant procedures.

Article 13 Without Party A’s written consent, Party C and/or Party D shall not donate or transfer its rights or obligations under this Agreement. After pledgee changes due to such transfer, the new parties to the pledge shall sign a new pledge agreement, which shall bind on Party C and/or Party D and its successor and inure to Party A and its successor or assignee.

Article 14 The rights and powers of Party A under this Agreement are cumulative, which shall not affect or preclude any right or power of Party A towards Party C and Party D as specified by laws, regulations and other legal instruments. Unless Party A makes an express statement, no failure to exercise nor any delay in exercising on the part of Party A any right or power under this Agreement shall be deemed as a waiver thereof, nor does any single or partial exercise preclude any other or future exercise, or the exercise of any other right or power.

Article 15 The provisions of this Agreement shall be the expression of the true intentions of the Parties and legally binding upon the Parties.

Article 16 This Agreement shall become effective as of the date when it is signed and sealed by the Parties and Party C and Party D record the Pledged Equity under this agreement in Party B’s register of shareholders in accordance with law until 21 August, 2026. This Agreement may be amended, supplemented or modified by a written instrument signed and sealed by the Parties.

Article 17 Should any provision of this Agreement or any portion hereof be held invalid or unenforceable at present or in future, the validity or enforceability of this Agreement, the remainder of this Agreement and the remaining portion of such invalid or unenforceable provision shall not be affected thereby.

Article 18 The formation, validity, performance and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising from or out of the performance of or in connection with this Agreement may be settled by both parties through negotiations. In case no settlement can be reached, such dispute may be submitted to Beijing Arbitration Commission (“the Commission”) for arbitration in accordance the Commission’s arbitration rules then in effect. The arbitral award shall be final and binding upon both parties. Arbitration costs shall be borne by the losing party, unless otherwise specified in the award.

Article 19 This Agreement is executed in seven (7) originals and three (3) counterparts. Each Party shall hold one original and the counterparts are prepared for registration or filing procedures.

(Signature page with no text)

Party A: Beijing Perfect World Software Co., Ltd. (seal)

Authorized Representative: /s/ [Authorized Signatory]

Party B: Tianjin Trendsters Investment Co., Ltd. (seal)

Authorized Representative: /s/ [Authorized Signatory]

Party C: Qing Li

/s/ Qing Li

Party D: Qi Zhu

/s/ Qi Zhu